EXHIBIT 23.2






The Board of Directors
Coastal Bancorp, Inc.:

We hereby consent to incorporation by reference in this registration statement on Form S-8 of Coastal Bancorp, Inc. of our report dated January 16, 2001, relating to the consolidated statements of financial condition of Coastal Bancorp, Inc. and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statement of operations, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report of Form 10-K of Coastal Bancorp, Inc.


KPMG LLP


Houston, Texas

February 6, 2002